Exhibit 99.1

Wellesley Bancorp, Inc. Announces Increased Cash Dividend and Appointment of Chief Financial Officer

Wellesley, Mass.—(BUSINESS WIRE)—May 25, 2016— Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank today announced that on May 25, 2016 its Board of Directors approved a quarterly cash dividend to its stockholders of $0.04 per common share, an increase of $0.01 over the prior quarter’s dividend, to be paid on June 20, 2016 to stockholders of record as of the close of business on June 6, 2016.

Appointment of Chief Financial Officer

The Company today also announced that, effective July 1, 2016, the Board has appointed Michael W. Dvorak, a respected leader and tenured banking industry executive, Chief Financial Officer and Treasurer of the Company and EVP and Chief Financial Officer of Wellesley Bank. Mr. Dvorak is replacing the Company’s current CFO, Gary P. Culyer, who is retiring effective July 1st.

Mr. Dvorak brings extensive financial and operational leadership experience to the Company and Wellesley Bank. He has more than 30 years of banking experience, most recently as Senior Vice President of Finance at State Street Corporation. Previous experience includes 15 years at Keycorp where he was the CFO of both the Community Bank and the Consumer Bank. Michael has a B.A. of Arts, Economics from Miami University and an MBA of Banking and Finance from Weatherhead School, Case Western Reserve University. He is actively involved in the community as a volunteer and in providing financial support to Weston Little League, Weston Boosters, WEEFC, Boston Food Bank, March of Dimes, Arc of Massachusetts and The Salvation Army.

“We are excited to have Michael join our senior leadership team and contribute to Wellesley Bank’s continuing success and expansion. We expect that Michael will utilize his many talents to build upon the strong financial footing that has already been established,” said Thomas Fontaine, President and CEO.

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients.  Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre the bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

CONTACT:

Wellesley Bancorp, Inc.

Thomas J. Fontaine, President and Chief Executive Officer

781-235-2550